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                                                                  Exhibit (N)(2)

               PRUDENTIAL SHORT-TERM BOND FUND, INC. (the "Fund")
                  (Dryden Ultra Short Bond Fund) (the "Series")

                           PLAN PURSUANT TO RULE 18F-3

     The Fund hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares of the Series of the Fund named above. Any material amendment to this plan with respect to the Series is subject to prior approval of the Board of Directors, including a majority of the independent Directors.

                              CLASS CHARACTERISTICS

CLASS A SHARES: Class A shares are not subject to an initial sales charge but
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                    are subject to an annual distribution and/or service fee
                    pursuant to Rule 12b-1 under the 1940 Act (Rule 12b-1 fee) not to exceed 0.30 of 1% per annum of the average daily net assets of the class. Investors who purchase $1 million or
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                    more of Class A shares of another Prudential mutual fund and
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                    for whom the initial sales charge would be waived, and
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                    subsequently exchange into Class A shares of the Series, may
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                    be subject to a contingent deferred sales charge ("CDSC") of
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                    1% on shares that are redeemed within 12 months of purchase.
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                    The CDSC is waived for all such Class A shareholders other
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                    than those who purchased their shares through certain
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                    broker-dealers that are not affiliated with Prudential
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                    Financial, Inc.
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CLASS B SHARES: Class B shares are not subject to an initial sales charge but
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                    are subject to a CDSC (declining from 5% to zero over a
                    six-year period) which will be imposed on certain redemptions and an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the class. The CDSC is waived for certain eligible investors. Class B shares automatically convert to Class A shares approximately seven years after purchase. Class B shares are available only for exchanges.

CLASS C SHARES: Class C shares are not subject to an initial sales charge but
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                    are subject to a 1% CDSC on shares that are redeemed within
                    18 months of purchase and an annual Rule 12b-1 fee not to exceed 1% of the average daily net assets of the Class. Class C shares are available only for exchanges.

CLASS Y SHARES: Class Y shares are not subject to either an initial sales charge
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                    or CDSC. Class Y shares are subject to an annual Rule 12b-1 fee not to exceed 0.75 of 1% of the average daily net assets of the Class.

Class Z SHARES: Class Z shares are not subject to either an initial sales charge
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                    or CDSC, nor are they subject to any Rule 12b-1 fee.

                         INCOME AND EXPENSE ALLOCATIONS

     Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of the Series will be allocated to each class of the Series on the basis of the net asset value of that class in relation to the net asset value of the Series.

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                           DIVIDENDS AND DISTRIBUTIONS

     Dividends and other distributions paid by the Series to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Series may be different from that paid by another class of the Series because of Rule 12b-1 fees and other expenses borne exclusively by that class.

                               EXCHANGE PRIVILEGE

     Holders of Class A Shares, Class B Shares, Class C Shares and Class Z Shares shall have such exchange privileges as set forth in the Series' current prospectus. Exchange privileges may vary among classes and among holders of a Class. Class Y shares do not have an exchange privilege.

                               CONVERSION FEATURES

     Class B shares will automatically convert to Class A shares on a quarterly basis approximately seven years after purchase. Conversions will be effected at relative net asset value without the imposition of any additional sales charge. Class B shares acquired through the reinvestment of dividends or distributions will be subject to conversion in accordance with the procedures utilized by the broker-dealer through which the Class B shares were purchased, to the extent such broker-dealer provides sub-accounting services to the Series, otherwise the procedures utilized by Prudential Mutual Fund Services, LLC, or its affiliates, shall be used.

     If the total value of an investor's Class Y shares of the Fund reach $1
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     million or more, such investor's shares may be eligible to convert to Class
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     A shares of the Series. At that time, the investor's entire purchase, as
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     well as the investor's existing Class Y shares, will be converted into
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     Class A shares. All future purchases in the Series will subsequently be
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     into Class A shares. Conversions will be effected at relative net asset
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     value without the imposition of any additional sales charge.
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                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Directors/Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Series for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Investments LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Directors.

As amended and restated on February 18, 2003


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